UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SS&C TECHNOLOGIES HOLDINGS, INC.
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SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

April 6, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. to be held at 9:00 a.m., local time, on Wednesday, May 16, 2018 at our offices located at 4 Times Square, Sixth Floor, New York, New York 10036.

At the 2018 annual meeting, you will be asked to (i) elect one Class II Director to our Board of Directors for the ensuing three years; (ii) approve, in an advisory vote, the compensation of our named executive officers; and (iii) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Board recommends that you vote: for the director nominee nominated by our Board, to approve the compensation of our named executive officers, and to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

We hope you will be able to attend the 2018 annual meeting. Whether or not you plan to attend the 2018 annual meeting, it is important that your shares are represented. Therefore, we urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided or by completing the voting instruction form provided to you by your bank, broker or other nominee.

Sincerely,

WILLIAM C. STONE
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card or by completing the voting instruction form provided to you by your bank, broker or other nominee.

-i-

SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2018

The 2018 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. will be held on Wednesday, May 16, 2018 at 9:00 a.m., local time, at our offices located at 4 Times Square, Sixth Floor, New York, New York 10036, to consider and act upon the following matters:

1.	To elect one Class II Director to our Board of Directors, to serve for a term ending at the 2021 annual meeting and until his successor has been duly elected and qualified;
2.	To approve, in an advisory vote, the compensation of our named executive officers;
3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4.	To transact such other business as may properly come before the 2018 annual meeting and any adjournment thereof.

Stockholders of record at the close of business on March 20, 2018, the record date for the 2018 annual meeting, are entitled to notice of and to vote at the meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2018 annual meeting personally, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote by completing, signing, dating and returning the enclosed proxy card in the envelope provided. If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Even if you plan to attend the 2018 annual meeting, please vote now using one of the above methods. You can change your vote at the meeting if you choose to do so.

By Order of the Board of Directors,

PAUL G. IGOE
Senior Vice President, General Counsel & Secretary

Dated: April 6, 2018

SS&C TECHNOLOGIES HOLDINGS, INC.
80 Lamberton Road
Windsor, Connecticut 06095

Proxy Statement for the 2018 Annual Meeting of Stockholders

To Be Held on May 16, 2018

Our 2018 Annual Meeting of Stockholders will be held on Wednesday, May 16, 2018, at 9:00 a.m., local time, at our offices located at 4 Times Square, Sixth Floor, New York, New York 10036.  For directions to our offices, please visit the 2018 annual meeting page on our website at http://www.ssctech.com/2018annualmeeting. If you have any questions about the 2018 annual meeting, please contact Paul G. Igoe, our Corporate Secretary, by telephone at (860) 298-4832 or by sending a written request for information addressed to Paul G. Igoe at our principal executive offices located at 80 Lamberton Road, Windsor, Connecticut 06095.

See the section of this proxy statement entitled “Information About the 2018 Annual Meeting” beginning on page 32 for details on the voting process and how to attend the 2018 annual meeting.

Information about this Proxy Statement

You have received this proxy statement because the Board of Directors of SS&C Technologies Holdings, Inc., which we refer to as SS&C Holdings, SS&C or the Company, is soliciting your proxy to vote your shares at the 2018 annual meeting and at any adjournment or postponement of the 2018 annual meeting. This proxy statement includes information we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 20, 2018 are entitled to receive notice of, and to vote at, the 2018 annual meeting.

Important Notice Regarding Availability of
Proxy Materials for the 2018 Annual Meeting of Stockholders to be Held on May 16, 2018

We are first mailing this proxy statement and the accompanying proxy at no charge on or about April 6, 2018 to our stockholders of record as of March 20, 2018. We are also mailing our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 at no charge to such stockholders concurrently with this proxy statement. We will furnish copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 upon written request of any stockholder and the payment of an appropriate processing fee. Please address all such requests to Investor Relations at 80 Lamberton Road, Windsor, Connecticut 06095.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available for viewing, printing and downloading at http://www.ssctech.com/2018annualmeeting. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are also available on the SEC’s website at http://www.sec.gov.

2017 PERFORMANCE HIGHLIGHTS

We believe the Company’s 2017 performance was exceptional, as evidenced by the following results:

•	Our total revenues for 2017 were $1,675.3 million, as compared to 2016 total revenues of $1,481.4 million, and 2015 total revenues of $1,000.3 million, an increase of 13% and 48%, respectively.
•

Our 2017 Adjusted Consolidated EBITDA (discussed and reconciled to GAAP net income on page 15) was $695.5 million, as compared to 2016 Adjusted Consolidated EBITDA of $612.5 million and 2015 Adjusted Consolidated EBITDA of $442.0 million, an increase of 14% and 39%, respectively.

•	We acquired two businesses:
(i)	CommonWealth Fund Services Ltd., an award-winning Canadian fund administrator, for approximately $16.4 million on October 13, 2017; and
(ii)	Modestspark, a leading digital service provider to financial advisors and wealth management firms, for approximately $2.8 million on October 31, 2017.
•	We announced the planned acquisition of DST Systems, Inc. for an enterprise value of $5.4 billion;

•	Net cash provided by operating activities was $470.4 million in 2017. This is an improvement of $52.0 million or 12.4% from 2016.
•	We paid down $467.5 million of debt in 2017.

HIGHLIGHTS OF PROPOSALS BEING VOTED UPON

This summary highlights information that is relevant to certain proposals being voted on at the Annual Meeting. Additional discussion of these proposals is contained elsewhere in this proxy statement, which we encourage you to review in its entirety.

Proposal 1:Election of Directors.

The Board recommends that you vote “FOR” the election of Jonathan E. Michael, our Class II Director whose term expires at the 2018 annual meeting.  Mr. Michael currently serves as Chair of our Audit Committee and as a member of our Nominating Committee.  See the section of this proxy statement entitled “Information Regarding Directors and Director Nominees” beginning on page 5 for additional discussion of our director nominee and his qualifications.

Proposal 2:Advisory Vote to Approve Named Executive Officer Compensation.

The Board recommends that you vote “FOR” the advisory resolution to approve the compensation of our named executive officers (the so-called “say-on-pay”).  The Compensation Discussion and Analysis, beginning at page 13 of this proxy statement, describes the Company’s compensation philosophy and programs in place for 2017. We believe the Company’s compensation programs have been effective in motivating and driving our named executive officers to help the Company achieve the strong performance described above.

We encourage you to approve the compensation of our named executive officers because our executive officers have contributed significantly to the Company’s strong performance.

Proposal 3:Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, which we refer to as fiscal 2018. This appointment is being presented to the stockholders for ratification at the 2018 annual meeting. We encourage you to vote “FOR” ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of seven members, divided into three classes as follows:

•	Class I is comprised of Normand A. Boulanger, David A. Varsano and Michael J. Zamkow, each with a term ending at the 2020 annual meeting;
•	Class II is comprised of Jonathan E. Michael, whose term ends at the 2018 annual meeting; and
•	Class III is comprised of Smita Conjeevaram, Michael E. Daniels and William C. Stone, each with a term ending at the 2019 annual meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose term is expiring. Mr. Michael is a current director whose term expires at the 2018 annual meeting. He has been nominated by the Nominating Committee (and his nomination has been ratified by the Board) for re-election as a Class II director, with a term ending at the 2021 annual meeting.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of Mr. Michael to a three-year term ending at the 2021 annual meeting, to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for Mr. Michael may so indicate by striking out his name on the proxy card. Mr. Michael has indicated his willingness to serve on our Board, if elected. If Mr. Michael is unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that Mr. Michael will be unable to serve if elected.

A plurality of the shares of common stock present in person or represented by proxy at the 2018 annual meeting and entitled to vote is required to elect the nominee as a director.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF JONATHAN E. MICHAEL.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our Certificate provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered such that the term of one class expires each year.

Our Board currently consists of seven directors. Class I consists of Normand A. Boulanger, David A. Varsano and Michael J. Zamkow, each with a term ending at the 2020 annual meeting. Class II consists of Jonathan E. Michael, whose term ends at the 2018 annual meeting. Class III consists of Smita Conjeevaram, Michael E. Daniels and William C. Stone, each with a term ending at the 2019 annual meeting. One class is elected each year and members of each class hold office for three-year terms.

Our Nominating Committee has recommended, and the Board has nominated, Mr. Michael for election at the 2018 annual meeting as the Class II director, to serve until the 2021 annual meeting and until his successor has been duly elected and qualified. Mr. Michael is currently a member of our Board.

The following table and biographical descriptions provide information relating to each director and director nominee, including her/his age and period of service as a director of our company, her/his committee memberships, her/his business experience for at least the past five years, including directorships at other public companies, and certain other information.

Name	Age	Present Principal Employment and Prior Business Experience
Class I Directors (terms expiring at the 2020 annual meeting)

Normand A. Boulanger President and Chief Operating Officer	56

Mr. Boulanger has served as our President and Chief Operating Officer since October 2004. Prior to that, Mr. Boulanger served as our Executive Vice President and Chief Operating Officer from October 2001 to October 2004, Senior Vice President, SS&C Direct from March 2000 to September 2001, Vice President, SS&C Direct from April 1999 to February 2000, Vice President of Professional Services for the Americas, from July 1996 to April 1999, and Director of Consulting from March 1994 to July 1996. Prior to joining SS&C, Mr. Boulanger served as Manager of Investment Accounting for The Travelers from September 1986 to March 1994. Mr. Boulanger was elected as one of our directors in February 2006. The Board has concluded that Mr. Boulanger should serve as a director because he has substantial knowledge and experience regarding our operations, employees, targeted markets, strategic initiatives and competitors.

David A. Varsano Audit Committee Nominating Committee (Chair)	56

Mr. Varsano was elected as one of our directors in March 2011. He is currently the Chairman of the Board and Chief Executive Officer of Pacific Packaging Products, a company specializing in industrial packaging and related solutions and supply chain management services, which he joined in September 1999. Prior to joining Pacific Packaging Products, Mr. Varsano served as the Chief Technology Officer and Vice President, Software Development of SS&C from 1995 to 1999 and as Manager of SS&C Direct from 1998 to 1999. Mr. Varsano currently serves on the Board of Directors of Packaging Distributors of America. Mr. Varsano previously served on the Board of Directors of Aviv Centers for Living. The Board has concluded that Mr. Varsano should serve as a director because he has a broad range of experience relevant to our business and a strong understanding of software architectures.

Michael J. Zamkow Compensation Committee	62

Mr. Zamkow was elected one of our directors in June 2014. He retired—after a 17-year career—from Goldman Sachs in November 2001, where he was a partner from 1994 to 2001. From 1999, Mr. Zamkow was responsible for Goldman Sachs’ fixed income, currency and commodities business. He is currently a member of the Board of Trustees of Northeastern University. Mr. Zamkow previously served on the Boards of Directors of the Futures Industry Association and the London Clearing House. The Board has concluded that Mr. Zamkow should serve as a director because he has extensive experience in the financial services industry.

Name	Age	Present Principal Employment and Prior Business Experience
Class II Director Nominee to be elected at the 2018 annual meeting (term expiring at the 2018 annual meeting)

Jonathan E. Michael Audit Committee (Chair) Nominating Committee	64

Mr. Michael was elected as one of our directors in April 2010. He currently serves as Chairman, President and Chief Executive Officer of RLI Corp., a publicly traded specialty insurance company, which he joined in 1982. Mr. Michael has held various positions at RLI Corp., including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. Prior to joining RLI Corp., Mr. Michael was associated with the accounting firm Coopers & Lybrand. He currently serves on the Boards of Directors of RLI Corp. and Maui Jim, Inc. The Board has concluded that Mr. Michael should serve as a director because he has extensive experience in the financial services industry, including companies that we seek to target as clients, as well as extensive operational experience as a director and officer of financial services and insurance companies.

Class III Directors (terms expiring at the 2019 annual meeting)

Smita Conjeevaram Audit Committee	57

Ms. Conjeevaram was appointed as one of our directors in November 2015 and elected to our Board at the 2016 Annual Meeting of Stockholders. Ms. Conjeevaram retired in 2013 after a 19-year career in the global investment and hedge fund firm industry. Her most recent position was as the Deputy Chief Financial Officer – Credit Hedge Funds and Chief Financial Officer – Credit Funds of the Fortress Investment Group LLC, where she served from 2010 to 2013. Prior to that, Ms. Conjeevaram served as the Chief Financial Officer of Everquest Financial LLC from 2006 to 2009 and Strategic Value Partners LLC from 2004 to 2005. Ms. Conjeevaram began her career as a tax specialist at two Big-4 public accounting firms and is a certified public accountant.  The Board has concluded that Ms. Conjeevaram should serve as a Director because she has extensive experience in the financial services industry and particularly hedge fund operations.

Michael E. Daniels Compensation Committee (Chair) Nominating Committee	63

Mr. Daniels was elected as one of our directors in October 2013. Mr. Daniels retired—after a 36-year career—from International Business Machines Corporation in March 2013 as Senior Vice President and Group Executive IBM Global Services. Mr. Daniels currently serves on the Boards of Directors of Johnson Controls International Plc and Thomson Reuters. The Board has concluded that Mr. Daniels should serve as a director because he brings experience as a board and committee member of a public company, a detailed understanding of the computer and information services industry, and expertise in the management of complex technology organizations.

William C. Stone Chairman and Chief Executive Officer	63

Mr. Stone founded SS&C Technologies, Inc., or SS&C, the primary operating company and wholly owned direct subsidiary of SS&C Technologies Holdings, Inc., in 1986 and has served as Chairman of the Board of Directors and Chief Executive Officer since our inception. He also has served as our President from inception through April 1997 and again from March 1999 until October 2004. Prior to founding SS&C, Mr. Stone directed the financial services consulting practice of KPMG LLP, an accounting firm, in Hartford, Connecticut and was Vice President of Administration and Special Investment Services at Advest, Inc., a financial services company. The Board has concluded that Mr. Stone should serve as a director because, as our founder, Chief Executive Officer, and a principal stockholder, Mr. Stone provides a critical contribution to the Board reflecting his detailed knowledge of our company, our employees, our client base, our prospects, the strategic marketplace and our competitors.

Corporate Governance Matters

We believe that good corporate governance and fostering an environment of high ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board periodically reviews our corporate governance practices in light of regulatory developments and practices at other public companies and makes changes that it believes are in the best interests of the Company and its stockholders.

Board Determination of Independence

Under the applicable rules of the Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Ms. Conjeevaram or Messrs. Daniels, Michael, Varsano or Zamkow has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of Nasdaq.

Stockholders Agreement

The Company is a party to a Stockholders Agreement, as amended, which we refer to as the Stockholders Agreement, with William C. Stone, our Chairman and Chief Executive Officer. The Stockholders Agreement entitles Mr. Stone to nominate two directors, one of whom shall be Mr. Stone for so long as he is our Chief Executive Officer.  For more information on the Stockholders Agreement, see the section of this proxy statement entitled “Related Person Transactions—Stockholders Agreement” beginning on page 31.

Director Nomination Process

The process followed by the Nominating Committee to identify and evaluate director candidates may include requesting recommendations from Board members and others, holding meetings from time to time to evaluate biographical information and background material relating to potential candidates, and conducting interviews of selected candidates by members of the Nominating Committee.

The Nominating Committee considers recommendations for director nominees suggested by its members, other directors, management and other interested parties. Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background material, to the Nominating Committee c/o Corporate Secretary, SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095. Assuming that appropriate biographical information and background material is provided on a timely basis, the Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

In addition, stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating Committee or the Board, by following the procedures set forth in our By-laws and described under “Stockholder Proposals and Director Nominations” beginning on page 33 below.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee applies the criteria specified in its charter. These criteria include the candidate’s integrity, honesty, adherence to ethical standards, demonstrated business acumen, experience, ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company, ability to contribute positively to the decision-making processes of the Company, commitment to understanding the Company and its industry and to regularly attending and participating in meetings of the Board and its committees, ability to understand the sometimes conflicting interests of the various constituencies of the Company and the absence of a conflict of interest. The Nominating Committee does not assign specific weights to particular criterion, and no particular criterion is a prerequisite for any prospective nominee. In terms of criteria for composition of the Board, the Nominating Committee considers the backgrounds and qualifications of the directors as a group with the goal of providing a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities.

Although the Nominating Committee considers the value of diversity on the Board, it has not adopted a written policy with regard to the consideration of diversity when evaluating candidates for director. However, in practice, the Nominating Committee considers diversity of viewpoint, professional experience, education and skill in assessing candidates for the Board to ensure breadth of experience, knowledge and abilities within the Board. Our Board’s priority in the selection of Board members is identification of members who will further the interests of our stockholders through their management experience, knowledge of our business, understanding of the competitive landscape and familiarity with our targeted markets.

Mr. Michael’s biography above describes his experience, qualifications, attributes and skills that led the Board to conclude that he should continue to serve as a member of our Board. Our Board believes that Mr. Michael has realized significant professional and personal achievements and possesses the background, talents and experience that are necessary for the Company’s success and the creation of stockholder value.

Board Meetings and Attendance

During the fiscal year ended December 31, 2017, which we refer to as fiscal 2017, our Board met four times and acted by unanimous written consent in lieu of a meeting five times. During fiscal 2017, the Audit Committee held six regular meetings and acted by unanimous written consent in lieu of a meeting twice; the Compensation Committee held one regular meeting and acted by unanimous written consent in lieu of a meeting five times; and the Nominating Committee acted by unanimous written consent in lieu of a meeting once. Each of our current directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board committees of which he/she was a member during fiscal 2017.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding directors’ attendance at annual meetings, but all of our directors are encouraged to attend our annual meetings. All of our Board members attended our 2017 annual meeting of stockholders.

Board Leadership Structure

Mr. Stone has served as Chairman of the Board of Directors and Chief Executive Officer since our inception in 1986, and the provisions of the Stockholders Agreement require that so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he shall serve as Chairman of the Board. This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Having one person serve as both Chief Executive Officer and Chairman of the Board shows our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. We also believe that this leadership structure eliminates the potential for duplication of efforts and inconsistent actions and facilitates open communication between management and our Board. We do not have a lead independent director. We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures and percentages. However, we believe our current leadership structure is the optimal board leadership structure for us.

Board Committees

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee, each of which operates under a charter that has been approved by our Board. Each committee’s charter is posted on our website, at http://investor.ssctech.com/corporate-governance.cfm. In addition, from time to time, special committees may be established under the direction of the Board to address specific issues. The table below shows current membership and indicates the chairperson (*) for each of the standing Board committees.

Audit	Compensation	Nominating
Jonathan E. Michael*	Michael E. Daniels*	David A. Varsano*
Smita Conjeevaram	Michael J. Zamkow	Michael E. Daniels
David A. Varsano		Jonathan E. Michael

Our Board has determined that each member of each of the Board’s three standing committees is independent as defined under the rules of Nasdaq, including, in the case of each member of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act, and including, in the case of each member of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act and Nasdaq rules.

Audit Committee

Our Audit Committee assists our Board in its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Our Audit Committee’s responsibilities, as set forth in its charter, include:

•	appointing, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;
•	overseeing and assessing the independence of our independent registered public accounting firm;
•	setting the compensation of our independent registered public accounting firm and preapproving all audit services to be provided to the Company;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures before such financial statements are filed with the Securities and Exchange Commission, or SEC;

•	directing the independent registered public accounting firm to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company;
•	coordinating our Board’s oversight of internal control over financial reporting, disclosure controls and procedures and our code of business conduct and ethics;
•	overseeing our risk assessment and risk management policies;
•	discussing the Company’s policies with respect to risk assessment and risk management;
•

discussing generally the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

reviewing the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” and conducting appropriate review and oversight of all related person transactions for potential conflict of interest situations; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 27 of this proxy statement.

Our Board has determined that each of the members of its Audit Committee is an “audit committee financial expert” as that term is defined under the rules and regulations of the SEC.

Compensation Committee

Our Compensation Committee has overall responsibility for the Company’s compensation. Our Compensation Committee’s responsibilities, as set forth in its charter, include:

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;
•	reviewing, and making recommendations to our Board with respect to, incentive-compensation and equity-based plans that are subject to approval by our Board;
•	approving any tax-qualified, non-discriminatory employee benefit plans for which stockholder approval is not sought;
•

administering all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans including interpreting the terms of such plans and granting options and making awards under such plans;

•	reviewing and making recommendations to our Board with respect to director compensation;
•

reviewing and discussing with management the Company’s “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K, and considering whether it will recommend to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K, proxy statement on Schedule 14A or information statement on Schedule 14C;

•	preparing an annual report required by Item 407(e)(5) of Regulation S-K; and
•	in its discretion, retaining or obtaining the advice of compensation consultants, legal counsel or other advisors, and overseeing their work.

Nominating Committee

Our Nominating Committee has overall responsibility for developing Board membership. Our Nominating Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of our Board and recommending to our Board the nominees for election as directors at any annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board;

•	reviewing with the Board the requisite skills and criteria for new Board members as well as the composition of our Board as a whole; and

•	recommending to our Board the directors to be appointed to each committee of the Board.

The processes and procedures followed by the Nominating Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.” As described above, the Stockholders Agreement provides Mr. Stone with the right to appoint two directors, including himself.

Risk Oversight

Our management is responsible for risk management on a day-to-day basis. Our Audit Committee is responsible for overseeing our risk management function. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing our risk management. Our Board and the Audit Committee fulfill their oversight role by discussing with management the policies and practices utilized by management in assessing and managing the risks and providing input on those policies and practices. We believe that the leadership structure of our Board supports effective risk management oversight due to our Chairman and Chief Executive Officer’s extensive knowledge and understanding of our business and, as noted in “Board Leadership Structure” above, because the combined role of Chairman and Chief Executive Officer facilitates communications between management and our Board.

Communications with the Board

Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our Corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s), except that certain items that are unrelated to the duties and responsibilities of our Board (such as product inquiries and comments, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations and advertisements) and material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, referred to as the SS&C Code of Business Conduct and Ethics, which covers all directors, officers and employees and includes provisions relating to accounting and financial matters. The SS&C Code of Business Conduct and Ethics is available on our website at http://investor.ssctech.com/corporate-governance.cfm. If we make any substantive amendments to, or grant any waivers from, the code of ethics for any director or officer, we will disclose the nature of such amendment or waiver on our website at http://investor.ssctech.com/corporate-governance.cfm or in a Current Report on Form
8-K filed with the SEC.

Compensation Committee Interlocks and Insider Participation

Messrs. Daniels, Varsano and Zamkow served on our Compensation Committee in fiscal 2017, and William A. Etherington served on our Compensation Committee until his retirement as a Director of the Company on May 17, 2017.  No member of the Compensation Committee had any related person transaction involving SS&C Holdings or any of its subsidiaries or is or has been a current or former officer or employee of SS&C Holdings, except that Mr. Varsano was an employee of the Company until 1999. Mr. Varsano ceased being a member of the Compensation Committee on May 17, 2017, and for the portion of fiscal 2017 during which he did serve on the Compensation Committee, Mr. Varsano recused himself from any action involving the compensation or grant of equity awards to the executive officers of the Company.  None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during fiscal 2017.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers, who are not also directors, is set forth below. Generally, our Board elects our officers annually, although the Board or an authorized committee of the Board may elect or appoint officers at other times.

Name	Age	Position(s)
Joseph J. Frank	52	Group General Counsel, Chief Legal Officer and Global Head of Mergers & Acquisitions (as of March 9, 2018)
Paul G. Igoe	55	Senior Vice President, General Counsel and Secretary (until July 31, 2018)
Rahul Kanwar	43	Senior Vice President and Managing Director of Alternative Assets
Patrick J. Pedonti	66	Senior Vice President and Chief Financial Officer

Joseph J. Frank joined the Company in March 2018 as Group General Counsel, Chief Legal Officer and Head of Mergers and Acquisitions. Mr. Frank is succeeding Mr. Igoe who will be leaving the Company on July 31, 2018. Prior to joining the Company,

Mr. Frank was a partner at Shearman & Sterling LLP where he served as global co-head of the firm’s Securities Litigation and

Enforcement Practice.

Paul G. Igoe joined the Company in January 2013 and has served as our Senior Vice President, General Counsel and Secretary since March 2013. On February 20, 2018, the Company announced that Mr. Igoe will be leaving the Company to pursue other opportunities. Mr. Igoe will continue to be employed by the Company through to July 31, 2018 in order to assist in an orderly transition of his duties.  From September 2009 to December 2012, Mr. Igoe was the Vice President, General Counsel and Secretary of Lydall, Inc., a manufacturer of filtration media and thermal/acoustical products. From June 2001 to September 2009, Mr. Igoe was the Associate General Counsel and Assistant Secretary of Teradyne, Inc., a manufacturer of automatic test equipment for the semiconductor industry. Prior to Teradyne, Mr. Igoe was a Junior Partner in the Boston office of Wilmer Cutler Pickering Hale and Dorr LLP (formerly Hale and Dorr LLP).  Mr. Igoe is being succeeded by Mr. Frank.

Rahul Kanwar was appointed Executive Vice President and Managing Director, Alternative Assets in September 2017.  Prior to that, he served as our Senior Vice President and Managing Director, Alternative Assets, since January 2011 and was designated as an executive officer in March 2013. Prior to that, Mr. Kanwar served as a managing director of SS&C since 2005. Prior to joining SS&C, Mr. Kanwar was employed by Eisner LLP where he was responsible for managing the Eisnerfast LLC fund administration business. Mr. Kanwar started his career in public accounting.

Patrick J. Pedonti has served as our Senior Vice President and Chief Financial Officer since August 2002. Prior to that, Mr. Pedonti served as our Vice President and Treasurer from May 1999 to August 2002. Prior to joining SS&C, from January 1997 to May 1999, Mr. Pedonti was the Vice President and Chief Financial Officer for Accent Color Sciences, Inc., a company specializing in high-speed color printing.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for successful performance on our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive and Director Compensation” section of this proxy statement beginning on page 13, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board with respect to fiscal 2017.

As we describe in the “2017 Performance Highlights” section of this proxy statement beginning on page 2, our executive compensation program supports our business strategy and aligns the interests of our named executive officers with those of our stockholders. We believe our executive compensation program is working as evidenced by the Company’s strong performance in 2017:

•	Our total revenues for 2017 were $1,675.3 million, as compared to 2016 total revenues of $1,481.4 million and 2015 total revenues of $1,000.3 million, an increase of 13% and 48%, respectively.
•

Our 2017 Adjusted Consolidated EBITDA (discussed and reconciled to GAAP net income on page 15) was $695.5 million, as compared to 2016 Adjusted Consolidated EBITDA of $612.5 million and 2015 Adjusted Consolidated EBITDA of $442.0 million, an increase of 14% and 39%, respectively.

•	We acquired two businesses:
(i)	CommonWealth Fund Services Ltd., an award-winning Canadian fund administrator, for approximately $16.4 million on October 13, 2017; and
(ii)	Modestspark, a leading digital service provider to financial advisors and wealth management firms, for approximately $2.8 million on October 31, 2017.
•	We announced the planned acquisition of DST Systems, Inc. for an enterprise value of $5.4 billion.
•	Net cash provided by operating activities was $470.4 million in 2017. This is an improvement of $52.0 million or 12.4% from 2016.
•	We paid down $467.5 million of debt in 2017.

Accordingly, our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables and any related narrative disclosures in this proxy statement, is hereby approved.1

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

[1]	Unless otherwise indicated on your proxy, your shares will be voted “FOR” the approval of the compensation of our named executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is overseen and administered by our Compensation Committee, which currently consists of Messrs. Daniels and Zamkow. Our Compensation Committee operates under a written charter adopted by our Board and discharges the responsibilities of the Board relating to the compensation of our executive officers. For 2017, our named executive officers were Messrs. Stone, Pedonti, Boulanger, Kanwar and Igoe2.

Executive compensation objectives

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;
•	reward successful performance by the named executive officers and the Company; and
•	align the interests of the named executive officers with those of our stockholders by providing long-term equity compensation.

To achieve these objectives, our Compensation Committee seeks to compensate our executives at levels it believes are competitive with those of other companies that compete with us for executive talent in our industry and in our region. While we have not retained a compensation consultant to review our executive compensation practices or formally benchmarked our compensation against that of other companies, our Compensation Committee has designed our compensation program to reward our named executive officers based on a number of factors, including the Company’s operating results, the Company’s performance against budget, individual performance, prior-period compensation and prospects for individual growth. Changes in compensation are generally incremental in nature and do not vary widely from year to year, but follow a general trend of increasing compensation as our business and profits grow. Many of the factors that affect compensation are subjective in nature and not tied to peer group analyses, surveys by compensation consultants or other statistical criteria.

Process for administering our executive compensation practices

Our Compensation Committee has overall responsibility for administering our executive officer compensation program. Our Chief Executive Officer typically presents salary, bonus and equity compensation recommendations to the Compensation Committee and the Compensation Committee, in turn, considers his recommendations and exercises ultimate approval authority. Our Chief Executive Officer’s recommendations are based on his years of experience in the financial services and software industries and his desire to motivate the executive officers and ensure their commitment to the Company. For each executive officer, including himself, our Chief Executive Officer prepares a written description for our Compensation Committee of the individual’s performance during the prior year and recommends salary, bonus and equity amounts based upon his responsibilities and contributions to the Company’s performance. For the compensation of our executive officers other than our Chief Executive Officer, our Compensation Committee considers our Chief Executive Officer’s recommendations and discusses his reviews and recommendations with him as part of its deliberations. For our Chief Executive Officer’s compensation, the Compensation Committee considers his recommendations and generally conducts its deliberations without him present. In this determination, as in other compensation matters, the Compensation Committee exercises its independent judgment. After due consideration, the Compensation Committee accepted the Chief Executive Officer’s recommendations for 2017 executive officer base salaries, cash bonuses and stock option awards.

At our 2017 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 87% of the votes cast voting for approval of the “say-on-pay” advisory vote on executive compensation. In establishing 2017 executive compensation, the Compensation Committee considered the results of the 2017 advisory vote as well as the other factors described above. The Compensation Committee did not make any changes to our executive compensation program and policies as a result of the 2017 “say-on-pay” advisory vote.

Components of Our Executive Compensation

The primary elements of our annual executive compensation program are:

•	base salary;
•	discretionary annual cash bonuses; and
•	stock option awards.

[2]	On February 20, 2018, the Company announced that Mr. Igoe would be leaving the Company to pursue other opportunities. Mr.
Igoe will continue to be employed by the Company for an interim period in order to assist in an orderly transition of his duties. The terms of Mr. Igoe’s separation are described in this Compensation Discussion & Analysis under “Severance and Change of Control
Benefits” below.

We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our Compensation Committee (based in part on input from our Chief Executive Officer) determines subjectively what it believes to be the appropriate level and mix of the various compensation components. While we describe below the connection between each element of executive compensation and particular compensation objectives, we believe that each element promotes multiple compensation objectives.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. In establishing base salaries for 2017, our Compensation Committee considered a variety of factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the individual’s tenure at the Company, relative pay among the executive officers,  and our Chief Executive Officer’s input. Generally, we believe that executive base salaries should grow incrementally over time and that more of the “upside” of compensation should rest with the performance-based components (that is, cash bonuses and long-term equity incentive compensation).

Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to realign salaries with market levels after taking into account the performance of the Company and each executive officer’s responsibilities, performance and experience. In March 2017, our Compensation Committee established the 2017 base salaries of our executive officers as follows: Mr. Stone, $875,000, Mr. Pedonti, $350,000, Mr. Boulanger, $550,000, Mr. Kanwar, $475,000, and Mr. Igoe, $260,000. These 2017 base salary levels did not increase from 2016. In December 2017, our Compensation Committee adjusted the base salary of Mr. Pedonti to $375,000 and Mr. Igoe to $275,000, each effective retroactive to October 1, 2017.  In March 2018, our Compensation Committee evaluated the base salaries of executive officers and decided not to make any changes from the levels described above.

Annual Cash Bonus

The payment of annual cash bonuses to our executive officers and other employees is discretionary, and for our executive officers, subject to the terms of our Executive Bonus Plan (the “Bonus Plan”). Annual cash bonuses are generally provided to employees whether or not we meet our budgeted results, but the amount available for bonuses to all employees, including the executive officers, varies according to our financial results. Annual cash bonuses are intended to compensate for strategic, operational and financial successes of the Company as a whole, as well as individual performance and growth potential.

For 2017, our Compensation Committee established the overall executive officer bonus pool at 5% of 2017 Adjusted Consolidated EBITDA (as defined below). Our Compensation Committee has overall authority for determining 2017 annual bonus amounts for each executive officer, but considers proposals and recommendations from the Chief Executive Officer. The Compensation Committee made a final decision with respect to 2017 annual bonuses in March 2018. In making bonus recommendations to the Compensation Committee for the executive officers, our Chief Executive Officer, after taking into account the positive or negative impact of events outside the control of management or an individual executive, made a subjective judgment of each executive’s performance in the context of a number of considerations, including the overall economy and our financial performance, revenues and financial position going into the new fiscal year, each executive’s (including his own) work in managing the business, establishing internal controls, mentoring staff, completing and integrating acquisitions, reducing costs, responding to market conditions and maintaining our profitability.

The decisions described below reflect the practice that our Compensation Committee does not fix a target bonus for each year; instead, subject to the terms of the Bonus Plan, it draws on subjective factors and executive officer performance evaluations in arriving at its bonus decisions.

In connection with his separation from the Company, Mr. Igoe did not receive an annual cash bonus under the Bonus Plan for 2017.  The terms of his separation are described in more detail in this Compensation Discussion & Analysis under “Severance and Change of Control Benefits” below.

Mr. Stone’s bonus for 2017 was $5,000,000. The Committee’s approval of Mr. Stone’s bonus took into account our profitability, his successful recruitment of new managers, his efforts to increase our revenue from $1.5 billion in 2016 to $1.7 billion in 2017 and our Adjusted Consolidated EBITDA from $613 million in 2016 to $696 million in 2017, his activities regarding acquisitions including the completed acquisitions of CommonWealth and Modestspark in October 2017, the pending acquisition of DST Systems, Inc. which was announced in January 2018, and his maintenance of high-level relationships with our key clients.

Mr. Pedonti’s bonus for 2017 was $1,300,000. The Committee’s approval of Mr. Pedonti’s bonus took into account his solid management skills, his expanded role in personnel and investor relations matters, his role in negotiating and implementing the CommonWealth and Modestspark businesses and negotiating the pending acquisition of DST Systems, Inc., which was announced in January 2018, his responsibility for maintaining our internal controls, and his success in building a strong finance team.

Mr. Boulanger’s bonus for 2017 was $1,500,000. The Committee’s approval of Mr. Boulanger’s bonus took into account his responsibility for our day-to-day business operations across the organization, his assumption of responsibility for supervising the Company’s international operations, his contributions to our 2017 financial results, including increasing revenues from fiscal 2016 to fiscal 2017, his role in implementing CommonWealth and Modestspark businesses, and his attention to his overall executive management team.

Mr. Kanwar’s bonus for 2017 was $2,500,000. The Committee’s approval of Mr. Kanwar’s bonus took into account his responsibility for our fund services business, his contributions to our 2017 financial results, his efforts to negotiate and implement the CommonWealth business, his role in negotiating the pending acquisition of DST Systems, Inc., which was announced in January 2018, and his attention to his overall executive management team.

The bonus pool for executive officers is determined under the terms of our Bonus Plan, which, for 2017, was 5% of Adjusted Consolidated EBITDA, or $34,776,000. Adjusted Consolidated EBITDA is a non-GAAP financial measure used in key financial covenants contained in our senior credit facilities, which are material facilities supporting our capital structure and providing liquidity to our business. Adjusted Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted to exclude stock compensation expense, unusual items and other adjustments permitted in calculating covenant compliance under the senior credit facilities, excluding acquired EBITDA. Adjusted Consolidated EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The following is a reconciliation of net income to Adjusted Consolidated EBITDA for fiscal 2017.

(in thousands)	Year ended December 31, 2017
Net income	$328,864
Interest expense, net	107,473
(Benefit) provision for income taxes	(46,234)
Depreciation and amortization	237,189
EBITDA	627,292
Stock-based compensation	41,487
Capital-based taxes	314
Acquired EBITDA and cost savings(1)	4,541
Non-cash portion of straight-line rent expense	4,385
Loss on extinguishment of debt	2,326
Purchase accounting adjustments(2)	4,316
Other(3)	15,394
Consolidated EBITDA	700,055
Less: acquired EBITDA	(4,541)
Adjusted Consolidated EBITDA	$695,514

(1)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(2)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisitions and (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions.

(3)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These may include expenses and income related to currency transactions, facilities and workforce restructuring, legal settlements and business combinations.

Stock Option Awards

Our Compensation Committee believes that equity-based incentive compensation is an important component of executive compensation. In 2017, our named executive officers were granted stock options that vest over four years from the date of grant.  The Compensation Committee believes that our stock option program is an appropriate equity incentive vehicle because stock options promote long-term performance by providing rewards only if, and to the extent that, our stock price improves, which both aligns the interests of our named executive officers with those of our stockholders and encourages long-term, sustained growth, while also promoting retention through multi-year vesting.

On September 7, 2017, Mr. Kanwar was awarded time-based stock options to purchase 50,000 shares of our common stock under our Amended and Restated 2014 Stock Incentive Plan in connection with his promotion to Executive Vice President.  These options have an exercise price of $38.66 per share, which was equal to the closing price of our common stock as reported on The Nasdaq Global Select Market on the date of the grant, and vest 25% on the first anniversary of grant and 1/36th each month thereafter until fully vested on the fourth anniversary of grant (subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and the award agreements), subject to Mr. Kanwar’s continued service with the Company on each applicable vesting date.

On December 22, 2017, we awarded our named executive officers long-term incentive compensation under our Amended and Restated 2014 Stock Incentive Plan in the form of stock options to purchase an aggregate of 910,000 shares of our common stock. Of these option grants, Mr. Stone received an option to purchase 350,000 shares of our common stock, Mr. Pedonti received an option to purchase 140,000 shares of our common stock, Mr. Boulanger received an option to purchase 180,000 shares of our common stock, Mr. Kanwar received an option to purchase 180,000 shares of our common stock, and Mr. Igoe received an option to purchase 60,000 shares of our common stock. The number of options was subjectively determined by the Compensation Committee based on an assessment of the relative contributions and efforts of each executive officer and recommendations received from our Chief Executive Officer. These options have an exercise price of $40.44 per share, which was equal to the closing price of our common stock as reported on The Nasdaq Global Select Market on the date of the grant.

The options awarded on December 22, 2017 vest 25% on the first anniversary of grant and 1/36th each month thereafter until fully vested on the fourth anniversary of grant (subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and the award agreements), subject to the recipient’s continued service with the Company on each applicable vesting date.

Benefits and Perquisites

We offer a variety of benefit programs to all eligible employees, including our executive officers. Our executive officers generally are eligible for the same benefits on the same basis as other employees, including medical, dental and vision benefits, life insurance coverage and short- and long-term disability coverage. All eligible employees are also able to contribute to our 401(k) plan and receive matching Company contributions under the plan. In addition, our executive officers are entitled to reimbursement for reasonable business travel and other expenses incurred during the performance of their duties in accordance with our expense reimbursement policy.

We limit the use of perquisites as a method of compensation and provide our executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain talented employees for key positions.

Severance and Change of Control Benefits

Mr. Stone is our only named executive officer with an employment agreement. This agreement, entitles him to specified benefits in the event of the termination of his employment under certain circumstances, as described in detail  under the captions “CEO Employment Agreement” and “Potential Payments Upon Termination or Change of Control” below. The Compensation Committee believes the employment agreement continues to be beneficial to the Company in retaining Mr. Stone.

The time-based stock options awarded to our named executive officers each vest in full immediately prior to the effectiveness of a change of control.  The Compensation Committee believes this practice is appropriate and reasonable in order to encourage our executives to be open to responding to potential transactions beneficial to our stockholders without focusing on their personal compensation and employment in such transactions, particularly since our named executive officers other than Mr. Stone do not have contractual severance protections.

On March 9, 2018, we entered into a separation agreement and general release with Mr. Igoe in connection with his termination of employment from the Company which provides for his receipt of severance. Under the terms of his separation agreement, Mr. Igoe will continue to be employed by the Company in his role as Senior Vice President, General Counsel and Secretary through July 31, 2018 in order to assist in an orderly transition of his duties. At that time, Mr. Igoe will resign from the Company and continue to provide services to us in a consulting role through December 31, 2018. The separation agreement provides for Mr. Igoe’s receipt of a severance payment equal to $550,000, in lieu of a cash bonus for 2017 (payable at the time that we paid 2017 annual bonuses to our other executive officers), subject to his execution and non-revocation of a release of claims against the Company and compliance with a two-year non-solicitation and no-hire covenant.

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make modifications to compensation policies where we deem it appropriate. For instance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act. However, prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), certain compensation, including qualified “performance-based compensation,” was not subject to the deduction limit if certain requirements were met.

Under the TCJA, the qualified “performance-based compensation” exemption was repealed, effective for taxable years beginning after December 31, 2017, except to the extent that certain contractual arrangements in place prior to November 2, 2017 are the Internal Revenue Code on our compensation programs is not known at this time.

In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have the flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of SS&C Technologies Holdings, Inc.

Michael E. Daniels

Michael J. Zamkow

Summary Compensation Table

The following table contains information with respect to the compensation earned by our named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
William C. Stone	2017	875,000	2,979,735	5,000,000	5,584	8,860,319
Chief Executive Officer	2016	875,000	1,935,521	6,500,000	285,122	9,595,643
	2015	875,000	2,997,057	5,500,000	5,122	9,377,179
Patrick J. Pedonti	2017	356,250	1,191,894	1,300,000	7,048	2,855,192
Chief Financial Officer	2016	350,000	774,208	1,300,000	7,048	2,431,256
	2015	350,000	1,141,736	1,050,000	5,584	2,547,320
Normand A. Boulanger	2017	550,000	1,532,436	1,500,000	5,032	3,587,468
Chief Operating Officer	2016	550,000	1,000,019	2,400,000	4,552	3,954,571
	2015	550,000	1,427,170	2,000,000	4,552	3,981,722
Rahul Kanwar	2017	475,000	1,929,715	2,500,000	4,240	4,908,955
Ex. Vice President	2016	475,000	967,760	2,100,000	4,240	3,547,000
	2015	475,000	1,355,811	1,600,000	4,240	3,435,051
Paul G. Igoe	2017	263,750	510,812	—	555,032	1,329,594
General Counsel	2016	260,000	322,587	550,000	4,552	1,137,139
	2015	260,000	428,151	400,000	4,552	1,092,703

(1)

The amounts in this column reflect the aggregate accounting grant date fair value of options granted to our named executive officers during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2018.

(2)

Amounts reflected for the applicable year reflect cash bonus awards earned under the Bonus Plan for performance in such year and paid early in the following year, as described in “Executive and Director Compensation – Annual Cash Bonuses” above.

(3)

The amounts in this column reflect, for each named executive officer, the sum of (1) our contributions of $4,000 in each of 2017, 2016 and 2015 to the SS&C 401(k) savings plan and (2) our payments of life insurance premiums. In addition, it includes (1) an amount equal to $280,000 paid by the Company in 2016 to assist Mr. Stone in the preparation of a Notification and Report Form under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR Filing”) and (2) a severance payment equal to $550,000 paid by the Company to Mr. Igoe pursuant to his separation agreement with the Company described in “Executive and Director Compensation – Severance and Change of Control Benefits” above.

CEO Employment Agreement

Mr. Stone’s employment agreement provides for the following:

•	The employment of Mr. Stone as the Chief Executive Officer of SS&C Holdings and SS&C;
•	Continuing automatic one-year renewal terms until terminated either by Mr. Stone or us upon 90 days’ notice of non-renewal of his employment;
•	An annual base salary of at least $875,000;
•	An opportunity to receive an annual bonus in an amount to be established by our Board based on Mr. Stone’s and the Company’s performance, as determined by our Compensation Committee;
•

If we terminate Mr. Stone’s employment without cause (as defined below), if Mr. Stone resigns for good reason (as defined below) prior to the end of the term of the employment agreement, or if Mr. Stone receives a notice of non-renewal of the employment term by us, Mr. Stone will be entitled to receive (1) an amount equal to 200% of his base salary and 200% of his average annual bonus, inclusive of stock and restricted stock that he received as a component of such bonus, over the three bonus years preceding the year of termination, (2) accelerated vesting of 50% of his then-unvested options and full vesting of any restricted stock and (3) three years of Company-paid coverage under certain health plans. In the event of Mr. Stone’s death or a termination of Mr. Stone’s employment due to any disability that renders Mr. Stone unable to perform his duties under the agreement for six consecutive months, Mr. Stone or his representative or heirs, as applicable, will be entitled to receive (1) disability or death benefits (as applicable) in accordance with our programs and arrangements, (2) accelerated vesting as set forth above, and (3) a prorated amount of his average bonus for the three bonus years preceding the year of termination.

•

In the event of a change in control of the Company, if payments to Mr. Stone cause him to incur an excise tax under Section 4999 of the Internal Revenue Code, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payments;

•

Restrictive covenants, including non-competition and non-solicitation covenants pursuant to which Mr. Stone will be prohibited from competing with us or our affiliates and from soliciting our employees or customers during the period beginning on the effective date of Mr. Stone’s amended employment agreement (the “Amended Employment Agreement”) and ending on the date that is two years following Mr. Stone’s termination of employment; and

•

Upon notice from Mr. Stone that he intends to file a HSR Filing, in connection with the conversion of all of his Class A Non-Voting Stock, the Company agreed to assist Mr. Stone in the preparation of the HSR filing, use its reasonable best efforts to take all actions necessary to respond to any requests necessary to complete the HSR filing and will pay all reasonable fees and costs associated (including legal fees) related to the HSR Filing. On March 16, 2016, Mr. Stone exercised this right and made a HSR Filing.

For additional information on the severance and change of control benefits (including estimated costs), see “Potential Payments on Termination” below.

“Cause” means (a) Mr. Stone’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties; (b) Mr. Stone’s conviction of, or plea of guilty or nolo contendere to, a felony; (c) the commission by Mr. Stone of an act of fraud or embezzlement against us or any of our subsidiaries as determined in good faith by a two-thirds majority of the Board; or (d) Mr. Stone’s breach of any material provision of the Amended Employment Agreement.

“Good reason” generally means the occurrence of any of the following events without Mr. Stone’s written consent: (a) an adverse change in Mr. Stone’s employment title; (b) a material diminution in Mr. Stone’s employment duties, responsibilities or authority, or the assignment to Mr. Stone of duties that are materially inconsistent with his position; (c) any reduction in Mr. Stone’s base salary, (d) any breach by us of any material provision of the Amended Employment Agreement, the Stockholders Agreement, or any other governing agreement between us and Mr. Stone; (e) a material diminution in Mr. Stone’s reporting line; or (f) a material diminution in our budget over which Mr. Stone retains authority.

2017 Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2017 to our named executive officers.

Name	Grant date(1)		Estimated future payouts under non-equity incentive plan awards(2)		All other option awards: number of securities underlying options (#)		Exercise price of option awards ($/share)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)
William C. Stone	3/15/2018	—	5,000,000	—	—		—	—
	12/22/2017	—	—	—	350,000	(3)	40.44	2,979,736	(5)
Patrick J. Pedonti	3/15/2018	—	1,300,000	—	—		—	—
	12/22/2017	—	—	—	140,000	(3)	40.44	1,191,894	(5)
Normand A. Boulanger	3/15/2018	—	1,500,000	—	—		—	—
	12/22/2017	—	—	—	180,000	(3)	40.44	1,532,436	(5)
Rahul Kanwar	3/15/2018	—	2,500,000	—	—		—	—
	12/22/2017	—	—	—	180,000	(3)	40.44	1,532,436	(5)
	9/7/2017	—	—	—	50,000	(4)	38.66	397,279	(5)
Paul G. Igoe	12/22/2017	—	—	—	60,000	(3)	40.44	510,812	(5)

(1)	Cash awards were granted under our Bonus Plan and equity awards were granted under our Amended and Restated 2014 Stock Incentive Plan.
(2)

Because the Compensation Committee does not approve individual target amounts, the amounts indicated reflect actual 2017 cash bonus payments for each individual and are included in the Summary Compensation Table above.

(3)

These options are time-based options that vest as to 25% of the number of shares underlying the option on December 22, 2018 and vest as to 1/36th of the number of shares underlying the option each month thereafter until fully vested on December 21, 2021, subject to acceleration of vesting in connection with a change of control.

(4)

This option is a time-based option that vests as to 25% of the number of shares underlying the option on September 7, 2018 and vests as to 1/36th of the number of shares underlying the option each month thereafter until fully vested on September 6, 2021, subject to acceleration of vesting in connection with a change of control.

(5)

Amount reflects the aggregate accounting grant date fair value of awards to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2018.

2017 Option Exercises and Stock Vested

The following table sets forth information concerning stock options that were exercised by our named executive officers in 2017 and the value realized.  No executive officers had any vesting of restricted stock in 2017.  Named executive officers not listed in the table had no such events during 2017.

	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
Patrick J. Pedonti	130,000	4,166,658

(1)	The dollar value realized on exercise represents the difference between the market value of the shares at the time of exercise and the respective per-share exercise price of the options.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following equity awards granted to our named executive officers were outstanding as of December 31, 2017. On June 24, 2016, we completed a 2:1 stock split, effected in the form of a stock dividend. All option award information presented below has been adjusted to give effect to the stock split.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William C. Stone	255,000		—		7.27	2/4/2020
	280,000		—		6.74	10/3/2021
	400,000		—		11.22	12/27/2022
	340,000		—		21.10	12/20/2023
	284,998	(1)	95,002	(1)	28.27	12/19/2024
	209,998	(2)	210,002	(2)	33.89	12/22/2025
	75,000	(3)	225,000	(3)	29.25	12/21/2026
	—		350,000	(5)	40.44	12/20/2027

Patrick J. Pedonti	97,500		—		6.74	10/3/2021
	150,000		—		11.22	12/27/2022
	120,000		—		21.10	12/20/2023
	97,498	(1)	32,502	(1)	28.27	12/19/2024
	79,998	(2)	80,002	(2)	33.89	12/22/2025
	30,000	(3)	90,000	(3)	29.25	12/21/2026
	—		140,000	(5)	40.44	12/20/2027

Normand A. Boulanger	170,000		—		7.27	2/4/2020
	170,000		—		6.74	10/3/2021
	200,000		—		11.22	12/27/2022
	170,000		—		21.10	12/20/2023
	134,998	(1)	45,002	(1)	28.27	12/19/2024
	99,998	(2)	100,002	(2)	33.89	12/22/2025
	38,750	(3)	116,250	(3)	29.25	12/21/2026
	—		180,000	(5)	40.44	12/20/2027

Rahul Kanwar	80,000		—		11.10	8/30/2022
	120,000		—		11.22	12/27/2022
	140,000		—		21.10	12/20/2023
	119,998	(1)	40,002	(1)	28.27	12/19/2024
	94,998	(2)	95,002	(2)	33.89	12/22/2025
	37,500	(3)	112,500	(3)	29.25	12/21/2026
	—		50,000	(4)	38.66	9/5/2027
	—		180,000	(5)	40.44	12/20/2027

Paul G. Igoe	150,000		—		11.38	1/7/2023
	40,000		—		21.10	12/20/2023
	37,498	(1)	12,502	(1)	28.27	12/19/2024
	29,998	(2)	30,002	(2)	33.89	12/22/2025
	12,500	(3)	37,500	(3)	29.25	12/21/2026
	—		60,000	(5)	40.44	12/25/2027

(1)

These options vested as to 25% of the number of shares underlying the option on December 19, 2015 and vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 19, 2018, subject to acceleration of vesting in connection with a change of control.

(2)

These options vested as to 25% of the number of shares underlying the option on December 22, 2016 and vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 22, 2019, subject to acceleration of vesting in connection with a change of control.

(3)

These options vested as to 25% of the number of shares underlying the option on December 21, 2017 and vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 21, 2020, subject to acceleration of vesting in connection with a change of control.

(4)

This option vests as to 25% of the number of shares underlying the option on September 7, 2018 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on September 6, 2021, subject to acceleration of vesting in connection with a change of control.

(5)

These options vest as to 25% of the number of shares underlying the option on December 22, 2018 and vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 21, 2021, subject to acceleration of vesting in connection with a change of control.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2017, the number of securities outstanding under our equity compensation plans, the weighted-average exercise price of such securities and the number of securities available for grant under these plans. The information presented below has been adjusted to give effect to the 2:1 stock split that occurred on June 24, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding stock-based awards(1)(3) (#)	Weighted-average exercise price of outstanding stock-based awards ($)	Number of securities remaining available for future issuance under equity compensation plan(1)(2) (#)
Equity compensation plans approved by security holders	31,339,515	28.92	16,165,640
Equity compensation plans not approved by security holders	—	—	—
Total	31,339,515	28.92	16,165,640

(1)	Number of shares is subject to additional adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)

Shares available for future issuance may be issued in the form of stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights or other stock-based awards. Future stock-based awards are available for issuance only under the Amended and Restated 2014 Stock Incentive Plan.

(3)	Consists of awards made under the 2006 Equity Incentive Plan, 2008 Stock Incentive Plan and the Amended and Restated 2014 Stock Incentive Plan.

Potential Payments upon Termination or Change of Control

William C. Stone

For a description of Mr. Stone’s employment agreement, see “CEO Employment Agreement” above.

The table below reflects the estimated amount of compensation payable to Mr. Stone in the event of termination of his employment or a change of control (or similar event, as defined in the applicable equity plan). The amounts shown assume that such termination or change of control was effective as of December 31, 2017. The actual amounts to be paid out, if any, will differ from the amounts reflected below and can only be determined at the time of the termination or change of control.

Payments to William C. Stone upon termination or liquidity event/ change of control	Termination without cause, for good reason or upon notice of non- renewal ($)		For cause or without good reason(1) ($)	Change of control(2) ($)		Disability ($)		Death ($)
Base salary	1,750,000	(3)	—	—		—		—
Annual bonus	11,333,333	(4)	—	—		5,666,667	(5)	5,666,667	(5)
Stock options	2,542,556	(6)	—	5,085,112	(7)	2,542,556	(6)	2,542,556	(6)
Health and welfare benefits	7,370	(8)	—	—		—		—
Tax gross-up payment	19,112,749	(9)	—	—		—		—
Disability benefits	—		—	—		—		—
Life insurance proceeds	—		—	—		—
Total	34,746,008		—	5,085,112		8,209,223		8,209,223

(1)

In the event that Mr. Stone’s employment is terminated for cause or without good reason (each as defined under “CEO Employment Agreement” above), he will be entitled to his unpaid base salary through the date of the termination, payment of any annual bonus earned with respect to a completed fiscal year of SS&C that is unpaid as of the date of termination and any benefits due to him under any employee benefit plan, policy, program, arrangement or agreement.

(2)	Unvested time-based stock options will become fully vested and exercisable immediately prior to the effective date of a change of control.
(3)	Consists of 200% of Mr. Stone’s 2017 base salary.
(4)	Consists of 200% of Mr. Stone’s average bonus for 2014, 2015 and 2016.
(5)	Consists of a cash payment equal to the prorated amount of Mr. Stone’s average bonus for 2014, 2015 and 2016, payable within 60 business days of the date of termination.
(6)

Vesting acceleration with respect to unvested options to purchase an aggregate of 440,002 shares of our common stock, which is equal to 50% of all unvested options held by Mr. Stone on December 31, 2017, calculated based on the difference between the respective exercise price of the options and $40.48 (the closing price of our common stock on The Nasdaq Global Select Market on December 29, 2017, the last business day of our fiscal year). Stock option information has been adjusted to give effect to the 2:1 stock split that occurred on June 24, 2016. Mr. Stone did not have any unvested restricted stock at December 31, 2017.

(7)

Vesting acceleration with respect to unvested options to purchase an aggregate of 880,004 shares of our common stock, which is equal to 100% of all unvested options held by Mr. Stone on December 31, 2017, calculated based on the difference between the respective exercise price of the options and $40.48 (the closing price of our common stock on The Nasdaq Global Select Market on December 29, 2017).  Mr. Stone did not have any unvested restricted stock at December 31, 2017.

(8)	Represents three years of coverage under certain SS&C medical plans.
(9)

In the event that the severance and other benefits provided for in Mr. Stone’s employment agreement or otherwise payable to him in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and are therefore subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Stone will receive (a) a payment from us sufficient to pay such excise tax and (b) an additional payment from us sufficient to pay the excise tax and U.S. federal and state income taxes arising from the payments made by us to Mr. Stone pursuant to this sentence.

Other Named Executive Officers

Assuming a termination date of December 31, 2017, other than Mr. Stone, none of our named executive officers had any arrangement providing for severance payments. Time-based stock options granted under our 2006 Equity Incentive Plan, 2008 Stock Incentive Plan and Amended and Restated 2014 Stock Incentive Plan will become fully vested and exercisable immediately prior to the effective date of a change of control.  The terms of Mr. Igoe’s separation agreement entered into with the Company on March 9, 2018 are described in “Compensation Discussion & Analysis – Severance and Change of Control Benefits” above.

As of December 31, 2017, Messrs. Pedonti, Boulanger, Kanwar and Igoe held the following unvested stock options that would have become fully vested upon a change of control. The information presented below has been adjusted to give effect to the 2:1 stock split that occurred on June 24, 2016.

Name	Number of shares underlying unvested options (#)	Value of unvested options ($)(1)
Patrick J. Pedonti	342,504	1,940,525
Normand A. Boulanger	441,254	2,521,400
Rahul Kanwar	477,504	2,476,263
Paul G. Igoe	140,004	773,950

(1)

The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $40.48 (the closing price of our common stock as reported on The Nasdaq Global Select Market on December 29, 2017) and then deducting the aggregate exercise price for these options.

2017 Pay Ratio Disclosure

Pay Ratio

In accordance with the requirements of the Pay Ratio Rule, we are providing the following estimated information for 2017:

•	the annual total compensation of our Chief Executive Officer was $8,860,319;
•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $73,689; and
•	the ratio of these two amounts was 120 to 1.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying Our “Median Employee”

Employee Population

To identify our “median employee”, we first determined our total employee population as permitted under the Pay Ratio Rule. We determined that, as of October 31, 2017 (the date we selected for purposes of identifying our median employee), our employee population consisted of approximately 8,301 individuals (of which approximately 51% were located in the United States and 49% were located in jurisdictions outside the United States). Our employee population consisted of our global workforce of full-time and part-time employees, as described in more detail below.

Adjustments to our Employee Population

As permitted by the Pay Ratio Rule, we adjusted our total employee population for purposes of identifying our “median employee” by excluding 296 (or 3.6%) of our employees who were located in certain jurisdictions outside of the United States, as follows: 179 employees from Pakistan; 71 employees from Malaysia; 43 employees from Thailand and 3 employees from South Africa.

After taking into account this adjustment to our employee population, our total adjusted employee population for purposes of determining our “median employee” consisted of approximately 8,005 individuals.

Determining our Median Employee

To identify our “median employee” from our total adjusted employee population, we compared these employees’ base pay. In making this determination, we annualized the compensation of our full-time and part-time employees who were hired in 2017 but did not work for us for the entire fiscal year. We identified our “median employee” using this compensation measure, which was consistently applied to all of our employees included in the calculation.

We did not make any cost-of-living adjustments in identifying our “median employee”.

Our Median Employee

Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in the United States, with base pay in the amount of $60,700.

Determination of Annual Total Compensation of our “Median Employee” and our CEO

Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2017 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2017 (as set forth in the 2017 Summary Compensation Table on page 18 of this Proxy Statement).

Our CEO’s annual total compensation for 2017 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2017 Summary Compensation Table.

2017 Director Compensation

Ms. Conjeevaram and Messrs. Daniels, Michael, Varsano and Zamkow each receive an annual retainer fee of $25,000 and a Board meeting attendance fee of $2,500 per meeting (if attended in person), as well as the equity compensation described below. Members of our Audit Committee receive a committee attendance fee of $1,500 per meeting (payable for in-person and telephonic attendance). Mr. Stone and Mr. Boulanger, as employees of the Company, do not receive any additional compensation for Board service.  All of our directors are reimbursed for reasonable out-of-pocket expenses associated with their service on the Board. The following table contains information with respect to the compensation of our non-employee directors for fiscal 2017.

Name	Fees earned or paid in cash ($)		Option award(7) ($)	Total ($)
Smita Conjeevaram	35,500	(1)	23,287	58,787
Michael E. Daniels	35,000	(2)	23,287	58,287
William A. Etherington	9,500	(3)	—	9,500
Jonathan E. Michael	42,500	(4)	23,287	65,787
David A. Varsano	42,500	(5)	23,287	65,787
Michael J. Zamkow	32,500	(6)	23,287	55,787

(1)	Includes an annual retainer of $25,000, $7,500 for attending Board meetings in person and $3,000 for attending Audit Committee meetings.
(2)	Includes an annual retainer of $25,000 and $10,000 for attending Board meetings in person.
(3)	Includes $5,000 for attending Board meetings in person and $4,500 for attending Audit Committee meetings.
(4)	Includes an annual retainer of $25,000, $10,000 for attending Board meetings in person and $7,500 for attending Audit Committee meetings.
(5)	Includes an annual retainer of $25,000, $10,000 for attending Board meetings in person and $7,500 for attending Audit Committee meetings.
(6)	Includes an annual retainer of $25,000 and $7,500 for attending Board meetings in person.
(7)

The amounts in this column reflect the aggregate accounting grant date fair value of options granted to our non-employee directors in fiscal 2017, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2018. At the time of the Company’s annual stockholders meeting on May 17, 2017, each non-employee director not employed by the Company was granted a stock option to purchase 3,000 shares of our common stock at an exercise price of $36.80 per share. These grants to our non-employee directors are 100% vested and exercisable on the date of grant and expire on May 17, 2027.  As of December 31, 2017, the aggregate number of stock options outstanding for each of our non-employee directors was as follows:  Ms.Conjeevaram—51,500; Mr. Daniels—63,500; Mr. Michael—75,500; Mr. Varsano—75,500; and Mr. Zamkow—57,500.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our books, records and accounts for fiscal 2018. This appointment is being presented to the stockholders for ratification at the 2018 annual meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of PwC are expected to be present at the 2018 annual meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

The following table summarizes the fees of PwC billed to us for each of fiscal 2017 and fiscal 2016.

Nature of Service	2017 Fees	2016 Fees
Audit Fees(1)	$3,776,542	$3,616,602
Audit-Related Fees(2)	2,356,520	—
Tax Fees(3)	545,103	219,438
All Other Fees(4)	4,113	24,537
Total	$6,682,278	$3,860,577

(1)

Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and services related to our filing of a Registration Statement on Forms S-4 in 2016, such as the issuance of consents.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to accounting consultations in connection with acquisitions, procedures performed for SSAE 16 reports, attest services that are not required by statute or regulation and consultations concerning internal controls, financial accounting and reporting standards.

(3)

Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment planning services, accounted for approximately $202,804 of the total tax fees billed in 2017 and approximately $116,927 of the total tax fees billed in 2016. Tax advice and tax planning services relate to assistance with tax audits and appeals, tax advice related to acquisitions and requests for rulings or technical advice from taxing authorities.

(4)	All other fees for 2017 and 2016 consist of other advisory and consulting services.

All the services described above were approved by our Audit Committee. The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee. The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits and tax work to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the independent registered public accounting firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality.

Proxies solicited by management will be voted for the ratification of the appointment of PwC unless stockholders specify otherwise. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2018.

Report of the Audit Committee of the Board of Directors

Our Audit Committee has reviewed our audited financial statements for fiscal 2017 and has discussed these financial statements with our management and PwC, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including Statement on Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

By the Audit Committee of the Board of Directors of SS&C Technologies Holdings, Inc.

Jonathan E. Michael (Chair)

Smita Conjeevaram

David A. Varsano

OWNERSHIP OF OUR COMMON STOCK

This table presents information concerning the beneficial ownership of the shares of our common stock as of March 20, 2018. Specifically, the table reflects beneficial ownership information about:

•	each person we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable or exercisable within 60 days of March 20, 2018 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of the persons and entities listed on the table is c/o SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, CT 06095.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
5% Stockholders
William C. Stone (1)	34,046,204	16.2%
Janus Henderson Group plc (2) 201 Bishopsgate EC2M 3AE United Kingdom, Jersey, Channel Islands	19,484,687	9.4%
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	18,310,791	8.8%
Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	14,381,122	6.9%
Select Equity Group, L.P. (5) 380 Lafayette Street, 6th Floor New York, NY 10003	11,559,545	5.6%
Other Directors and Named Executive Officers
Normand A. Boulanger (6)	1,262,080	*
Rahul Kanwar (7)	687,498	*
Patrick J. Pedonti (8)	571,872	*
Paul G. Igoe (9)	284,370	*
Jonathan E. Michael (10)	111,500	*
Michael J. Zamkow (11)	103,700	*
David A. Varsano (12)	82,500	*
Michael E. Daniels (13)	63,500	*
Smita Conjeevaram (14)	51,500	*
All directors and executive officers, as a group, including Mr. Stone (10 persons) (15)	37,264,724	17.5%

*	Represents less than one percent of the outstanding shares of common stock.
(1)	Includes 1,944,580 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.
(2)

Consists of 19,484,687 shares of common stock reported as beneficially owned by Janus Henderson Group plc including 19,484,687 shares of common stock over which Janus Henderson Group plc reports shared voting power and shared dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 12, 2018.

(3)

Consists of 18,310,791 shares of common stock reported as beneficially owned by T. Rowe Price Associates, Inc. including 4,641,142 shares of common stock over which T. Rowe Price Associates, Inc. reports sole voting power and 18,310,791 shares of common stock over which T. Rowe Price Associates, Inc. reports sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on March 12, 2018.

(4)

Consists of 14,381,122 shares of common stock reported as beneficially owned by The Vanguard Group over which The Vanguard Group reports sole voting power of 130,458 shares of common stock, shared voting power of 30,318, sole dispositive power of 14,223,346 shares of common stock and shared dispositive power of 157,776 shares of common stock.  We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 12, 2018.

(5)

Consists of 11,559,545 shares of common stock reported as beneficially owned by Select Equity Group, L.P. including 11,559,545 shares of common stock over which Select Equity Group, L.P. reports shared voting power and shared dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 14, 2018.

(6)	Includes 1,032,080 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.
(7)	Consists of 637,498 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.
(8)	Includes 571,872 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.
(9)	Consists of 284,370 shares of our common stock subject to outstanding options exercisable on or within the 60-day period following March 20, 2018.
(10)	Includes 75,500 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.
(11)	Includes 57,500 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.
(12)	Includes 75,500 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.
(13)	Consists of 63,500 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.
(14)	Consists of 51,500 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.
(15)	Includes 4,793,900 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during fiscal 2017, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we have been or are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has had or has a direct or indirect material interest. Such a transaction, arrangement or relationship is referred to as a “related person transaction.”

Any related person transaction must be reported to our General Counsel and will be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If the General Counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the related person transaction at its next meeting, or at the next meeting following the date that the related person transaction comes to the attention of the General Counsel; provided, however, that the General Counsel may present a related person transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who will review and may approve the related person transaction, subject to ratification by the Audit Committee at its next meeting. In addition, any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that it has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may, in its sole discretion, impose any conditions it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following do not create a material direct or indirect interest on behalf of a related person and, therefore, are not related person transactions for purposes of our related person transaction policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members (as defined in the policy) are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction or (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; or

•	a transaction that is specifically contemplated by provisions of the Certificate or By-laws of the Company.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Related Person Transactions

Stockholders Agreement

The Company is a party to a Stockholders Agreement with Mr. Stone that entitles him to nominate two directors, one of whom shall be Mr. Stone for so long as he is our Chief Executive Officer.  The number of Board members Mr. Stone is entitled to nominate (including himself) will be reduced to one director if Mr. Stone holds less than 15% of our common stock. Mr. Stone’s rights under the Board nomination provisions of the Stockholders Agreement will terminate at such time as he holds less than 10% of our common stock.

The provisions of the Stockholders Agreement also require that, so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he will serve as Chairman of the Board.

Registration Rights Agreement

The Company and Mr. Stone are parties to a Registration Rights Agreement, under which Mr. Stone can demand that we file a registration statement for all or a portion of his common stock. Mr. Stone is also entitled to request that his shares be covered by a registration statement that we are otherwise filing with respect to our common stock. In either event, the Company is required to pay all expenses of Mr. Stone in connection with the registration (other than underwriting discounts and commissions and transfer taxes applicable to the sale of registerable securities). The Registration Rights Agreement also provides that the Company will indemnify Mr. Stone, and Mr. Stone will indemnify the Company, for certain matters in connection with the registration of Mr. Stone’s shares. The registration rights in the Registration Rights Agreement are subject to certain conditions and limitations specified in the Registration Rights Agreement, including the right of the underwriters of an offering to limit the number of shares included in certain registrations.

Other transactions

Robert S. Stone, the son of our Chief Executive Officer, is employed by SS&C as a sales representative. From January 1, 2017 through December 31, 2017, Robert Stone was paid $804,828 as salary, commissions, grant date fair value of options and other compensation related to his employment at SS&C.

Sabrina Goff, the sister of Rahul Kanwar, our Executive Vice President and Managing Director of Alternative Assets, is employed by SS&C in its fund administration business. From January 1, 2017 through December 31, 2017, Ms. Goff was paid $216,511 as salary, grant date fair value of options and other compensation related to her employment at SS&C.

Justine Stone, the daughter of our Chief Executive Officer, is employed by SS&C in investor relations. From January 1, 2017 through December 31, 2017, Justine Stone was paid $251,587 as salary, grant date fair value of options and other compensation related to her employment at SS&C.

Elizabeth Stone, the daughter of our Chief Executive Officer, is employed by SS&C in its fund administration business. From January 1, 2017 through December 31, 2017, Elizabeth Stone was paid $140,206 as salary, grant date fair value of options and other compensation related to her employment at SS&C.

INFORMATION ABOUT THE 2018 ANNUAL MEETING

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the 2018 annual meeting. However, to ensure that your shares are represented at the 2018 annual meeting and that the Company has the quorum necessary to convene the 2018 annual meeting and conduct business, even if you plan to attend the 2018 annual meeting in person, please complete, sign, date and return the enclosed proxy card promptly. Submitting a proxy or voting instructions in advance will not prevent you from attending the 2018 annual meeting and voting in person, if you so desire. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention is appreciated.

Voting Procedures

You may vote either in person at the 2018 annual meeting or by proxy. To vote by proxy, you must:

•	Complete all of the required information on the proxy card.
•	Date and sign the proxy card.
•	Return the proxy card in the enclosed postage-paid envelope. We must receive your proxy card before the 2018 annual meeting for your proxy to be valid and for your vote to count.
•

If you are not the stockholder of record and hold shares through a bank, broker or other nominee, such agent may have special voting instructions that you should follow. You should contact your bank, broker or other nominee to obtain instructions for voting your shares.

Whether or not you expect to be present in person at the 2018 annual meeting, you are requested to complete, sign, date and return the enclosed form of proxy. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2018 annual meeting, you may vote by ballot. If you want to vote in person at the 2018 annual meeting and you own your shares through a bank, broker or other nominee, you must obtain a proxy from that party in its capacity as owner of record for your shares and bring the proxy to the 2018 annual meeting.

Your properly completed proxy card will appoint William C. Stone, Patrick J. Pedonti and Paul G. Igoe as proxy holders, or your representatives, to vote your shares in the manner directed therein by you.  Mr. Stone is our Chairman and Chief Executive Officer, Mr. Pedonti is our Senior Vice President and Chief Financial Officer, and Mr. Igoe is our Senior Vice President, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to:

•	vote “FOR” or withhold your votes from the nominee for director;
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the non-binding resolution to approve the compensation of our named executive officers; and
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018.

All shares entitled to vote and represented by properly completed proxies received prior to the 2018 annual meeting and not revoked will be voted at the 2018 annual meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the election of the nominee for director, “FOR” the non-binding resolution to approve the compensation of our named executive officers,  and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018, and in the discretion of the persons named as proxies in the manner they believe to be in the Company’s best interests as to other matters that may properly come before the 2018 annual meeting.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than the date of your previously delivered proxy, (2) voting in person at the 2018 annual meeting, or (3) sending a written revocation to our Corporate Secretary at our principal executive offices. Shares represented by valid proxies that are received prior to the 2018 annual meeting and not revoked at or prior to the 2018 annual meeting will be voted at the 2018 annual meeting.

Stockholders Entitled to Vote

Our Board has fixed March 20, 2018 as the record date for the 2018 annual meeting. You are entitled to vote (in person or by proxy) at the 2018 annual meeting if you were a stockholder of record on the record date. On the record date, we had 207,697,704 shares of common stock outstanding (each of which entitles its holder to one vote). Holders of shares of our common stock do not have cumulative voting rights.

Quorum

For all proposals on the agenda for the 2018 annual meeting, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote must be present at the 2018 annual meeting in person or represented by proxy to constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a director and/or abstain from voting on a proposal, as well as broker non-votes (as described below), will be counted toward establishing a quorum.

Votes Required

For Proposal 1, the director nominee will be elected by a plurality vote of the shares of common stock present at the 2018 annual meeting in person or represented by proxy and entitled to vote. Shares for which the vote is properly withheld and broker non-votes will not be counted toward the nominee’s achievement of a plurality and will have no effect on the election of the director.

For Proposal 2, approval of the compensation of our named executive officers, and Proposal 3, ratification of the selection of the independent registered public accounting firm, the affirmative vote of the holders of a majority of the votes cast will be required for approval. Shares that abstain and broker non-votes will not be counted as votes in favor of any proposal and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of any proposal.

If you hold shares of common stock through a bank, broker or other nominee, that party may under certain circumstances vote your shares if you do not timely provide them with voting instructions. Banks, brokers or other nominees have discretionary authority to vote customers’ unvoted shares on routine matters. Your bank, broker or other nominee cannot vote your shares on any matter that is not considered a routine matter. Proposal 3, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018, is considered a routine matter. Proposal 1, the election of a Class II director, and Proposal 2, approval of the compensation of our named executive officers, are not considered routine matters. Shares for which a bank, broker or other nominee cannot vote on a particular matter because that party does not have discretionary voting authority to do so are considered “broker non-votes” on these matters.

Solicitation of Proxies

We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Banks, brokers or other nominees will be requested to forward solicitation materials to the beneficial owners of shares of record held by them, and we will reimburse them for their reasonable expenses.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the 2018 annual meeting and the advance notice period applicable to the 2018 annual meeting as prescribed by our By-laws has expired. If any other business should properly come before the 2018 annual meeting, the proxies will be voted in the discretion of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

Stockholder Proposals and Director Nominations

For 2019 Annual Meeting

Proposals of stockholders intended to be presented at the 2019 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than December 7, 2018 in order to be included in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, Attention: Corporate Secretary.

In addition, our By-laws require that we be given advance notice of stockholder nominations for election to our Board and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must contain the information required by our By-laws and be delivered by the stockholder and received by the Secretary at our principal executive offices (i) no earlier than 120 days before and no later than 90 days before the first anniversary of the date of the preceding year’s annual meeting; or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary date, (a) no earlier than 120 days before the annual meeting and (b) no later than 90 days before the annual meeting or 10 days after the day that notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2018 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2019 annual meeting (other than one to be included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act) should notify us no earlier than January 15, 2019 and no later than February 15, 2019.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, or call 860-298-4500.

ANNUAL MEETING OF STOCKHOLDERS OF SS&C TECHNOLOGIES HOLDINGS, INC. May 17, 2017 GO GREEN e-Consent makes it easy to go paperless. With e-consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and proxy card are available at Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. The board of directors recommends a vote for the nominees listed in proposal 1 to serve for a term ending in 2020, for proposals 2 and 4 and for 3 years on the advisory vote in proposal 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK AS SHOWN HERE. 1. The election of the nominees listed below as class 1 directors. NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE: Normand A Boulanger David A. Varsano Michael J. Zamkow 2. The approval of the compensation of the named executive officers. The recommendation of the frequency of a stockholder vote to approve teh compensation of the named executive officers. the ratification of PricewaterhouseCoopers LLP as SS&C's independent registered public accounting firm for the fiscal year ending December 31, 2017. The undersigned acknowledges receipt from the Company before the execution of this proxy of the notice of annual meeting of stockholders, a proxy statement for the annual meeting of stockholders and the 2016 annual report to stockholders. to change the address of your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of stockholder Date: signature of stockholder Date: Note: please sign exactly as your name or names appear on this proxy. WHen shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. if the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SS&C TECHNOLOGIES HOLDINGS, INC. 80 Lamberton Rd. Windsor, CT 06095 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints William C. Stone, Patrick J. Pedonti and Paul G. Igoe as proxy holders, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of SS&C Technologies Holdings, Inc. held of record by the undersigned on March 20, 2017, at the Annual Meeting of Stockholders to be held at the Company's offices located at 80 Lamberton Road, Windsor, CT 06095 at 9:00 a.m. on Wednesday, May 17, 2017, or any adjournment or postponement thereof. If you sign and return this proxy card but do not give any direction, this proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposals 2 and 4, FOR 3 YEARS on Proposal 3, and at the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.(Continued and to be singed on the reverse side) 14475